Exhibit 99.1

Xenomics Appoints Former Bayer Pharmaceuticals CEO and President Colin J. Foster to its Board of Directors

Foster to Bring Product Development, Commercialization, and International Perspectives to Xenomics

NEW YORK--(BUSINESS WIRE)--April 5, 2006--Xenomics, Inc. (OTCBB:XNOM - News; FWB:XE7), a developer of next-generation DNA diagnostic technologies, has appointed Colin J. Foster, former CEO and President of Bayer Pharmaceuticals Corporation & Regional Head of North American Pharmaceutical Operations, to its Board of Directors.

Mr. Foster brings broad experience and success in numerous areas of the multibillion-dollar biotechnology and pharmaceutical industry, with an extensive background in the commercialization and development of diagnostics. In addition to Bayer, Mr. Foster has held a variety of executive positions during his career with the global pharmaceutical company Sandoz.

While serving as Bayer President and CEO, Mr. Foster directed a 3,500-person organization with $2 billion in sales for North America which, under his leadership during 2002 through 2004, exceeded financial targets each year. Additionally, he oversaw the significant evolution of Bayer's US Pharmaceutical business including its notable strategic alliance with Schering Plough in 2004.

Mr. Foster has also served as Region Head of Bayer's Diagnostics Division in the United Kingdom and Ireland as well as Vice President of Marketing for the Diagnostics Division in the United States. In those roles he focused commercial efforts on markets with the greatest profit potential, increased sales of core products and doubled the rate of growth of the business.

As a member of the Xenomics Board of Directors, Mr. Foster will help guide Xenomics in the commercialization of its revolutionary, patented Transrenal-DNA (Tr-DNA) platform. Xenomics intends to use its Tr-DNA technology to develop breakthrough medical testing products for the detection and monitoring of diverse diseases and conditions, including prenatal genetic conditions, HIV, tuberculosis, malaria and others.

"As a top biotechnology executive and leader, Colin brings Xenomics the experience and the vision necessary to transform technology into successful medical products" said Dr. L. David Tomei, CEO of Xenomics. "To have an executive of Colin's stature joining our board is a powerful endorsement of the incredible promise of our transrenal DNA technology platform which has the potential to significantly improve health care for millions of people all over the world."

"Xenomics' Tr-DNA technology provides a number of important advantages over current invasive medical DNA and diagnostic methodologies. The Company has created technology that can lead to very real advances in the diagnostics segment of the health care industry," said Mr. Foster. "It is exceptionally exciting to have the opportunity to help the Xenomics team develop this technology into applications that I believe have the potential to become breakthrough commercial products."

About Xenomics, Inc.

Xenomics is a molecular diagnostic company that focuses on the development of DNA-based tests using Transrenal DNA (Tr-DNA). Xenomics' patented technology uses safe and simple urine collection and can be applied to a broad range of applications, including prenatal testing, tumor detection and monitoring, tissue transplantation, infectious disease detection, genetic testing for forensic identity determination, drug development, and research to counter bioterrorism. Scientists from Xenomics were the first to report that fragments of DNA from normal cell death cross the kidney barrier and can be detected in urine. The Company believes that its technology will open significant new markets in the molecular diagnostics field. Xenomics has three issued U.S. patents covering different applications of the technology for molecular diagnostics and genetic testing and a corresponding allowed European patent for the Company's prenatal testing applications. The Company has organized a joint venture to conduct research on infectious disease detection with the National Institute for Infectious Diseases (Istituto Nazionale per la Malattie Infettive "Lazarus Spallanzani") in Rome, in the form of a new R&D company called SpaXen Italia, S.R.L. For more investor-specific information, including daily and historical Company stock quote data, recent news releases and an Investor Fact Sheet, please visit http://www.trilogy-capital.com/tcp/xenomics. Xenomics is also listed on the Frankfurt Stock Exchange under the symbol XE7.

Forward-Looking Statements

Certain statements made in this press release are forward looking. Such statements are indicated by words such as "expect," "might," "should," "anticipate" and similar words indicating uncertainty in facts and figures. Although Xenomics believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to be correct. As discussed in Xenomics' Form SB-2 as filed with the Securities and Exchange Commission on March 15, 2006,, actual results could differ materially from those projected in the forward-looking statements as a result of the following factors, among others: uncertainties associated with product development, the risk that Xenomics will not obtain approval to market its products, the risk that Xenomics' technology will not gain market acceptance, the risks associated with dependence upon key personnel, and the need for additional financing.

Contact:
Xenomics, Inc.
L. David Tomei, 212-297-0808
or
Trilogy Capital Partners, Inc. (Financial Communications)
Paul Karon, 800-592-6067
paul@trilogy-capital.com